                                                                   EXHIBIT 10.2


                               EXECUTIVE SEVERANCE
                                       AND
                           BONUS RESTRICTION AGREEMENT

                                 August 2, 2002


Julia Harper
2 Othello St.                                                         EXECUTIVE
Lake Oswego, Oregon
97035


RadiSys Corporation
an Oregon corporation
5445 NE Dawson Creek Parkway
Hillsboro, Oregon 97124                                                 RADISYS


        RadiSys considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of RadiSys and its shareholders. In order to induce Executive to remain employed by RadiSys in the face of uncertainties about the long-term strategies of RadiSys and their potential impact on the scope and nature of Executive's position with RadiSys, this Agreement, which has been approved by the Board of Directors of RadiSys, sets forth the bonus and severance benefits that RadiSys will provide to Executive in the event of Termination of Executive's Employment by RadiSys without Cause during the period beginning the date of this Agreement and ending eighteen (18) months following the first day of employment of the RadiSys Chief Executive Officer hired to succeed Ronald A. Dilbeck (such period is referred to as the "Term"), under the circumstances described in this Agreement.

        1. EMPLOYMENT RELATIONSHIP. Executive is currently employed by RadiSys as Chief Financial Officer. Executive and RadiSys acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of RadiSys to provide the benefits specified in this Agreement in accordance with the terms hereof.

        2. RELEASE OF CLAIMS; RESIGNATION. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as EXHIBIT A ("Release of Claims") and to provide a written resignation of employment and all corporate offices in the form attached as EXHIBIT B ("Resignation"). Executive promises to execute and deliver the Release of Claims and the Resignation to RadiSys within the later of (a) forty-five (45) days from the date


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Executive receives the Release of Claims or (b) the last day of Executive's active employment.

        3. COMPENSATION UPON TERMINATION; NONCOMPETITION. In the event of a Termination of Executive's Employment (as defined in Section 6.1) at any time during the Term other than for Cause (as defined in Section 6.2 of this Agreement), Death or Disability (as defined in Sections 6.4 and 6.3 of this Agreement), and contingent upon Executive's execution, delivery and nonrevocation of the Release of Claims, execution and delivery of the Resignation, and continued noncompetition with RadiSys, Executive shall be entitled to the following benefits in lieu of any other compensation for periods subsequent to the date of termination:

           3.1 As bonus pay, RadiSys shall pay Executive, in periodic payments on regular paydays over twelve (12) months beginning on the later of (a) the termination of employment or (b) eight (8) days after execution and nonrevocation of the Release of Claims, the total amount equal to twelve (12) months of the Executive's then current base salary subject to the following restrictions:

               3.1.1 During the period of such periodic payments, Executive agrees that Executive will not individually, and will not serve as or become a director, officer, partner, limited partner, employee, agent, representative, material stockholder (greater than ten percent (10%) of a company's outstanding shares), creditor, or consultant of or to, or serve in any other capacity with any business worldwide which shall in any manner, directly or indirectly:

                   (a) Engage or prepare to engage in any business which competes with RadiSys;

                   (b) Solicit, hire or otherwise assist in any effort that attempts to employ or otherwise utilize the services of any RadiSys employee;

                   (b) Solicit, divert, or accept orders for goods or services that are substantially competitive with the goods or services sold by RadiSys from any customer of RadiSys.

               3.1.2 Executive acknowledges and agrees that the time, scope, worldwide geographic area, and other provisions of this Section 3.1 and its subparts are reasonable under the circumstances. Executive further agrees that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Section 3.1 and its subparts are unenforceable for any reason, the maximum restrictions of time, scope, or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable.

           3.2 Executive may be entitled to extend coverage under any group health plan in which Executive and Executive's dependents are enrolled at the time of termination of employment under the COBRA continuation laws for the eighteen- (18-) month statutory period, or so long as Executive remains eligible under COBRA.


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

           RadiSys will pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend such coverage for a period of twelve (12) months under the COBRA continuation laws Executive and Executive's dependents group health and dental plan coverage in effect at the time of termination. Subject to Section 4, Executive may use the net payment, as well as any payment made under Section 3.1, for such COBRA continuation coverage or for any other purpose.

           3.3 Executive shall be entitled to a portion of the benefits under the Executive MBO Plan or the incentive plan in effect at the time of termination, if any payment is earned under such plan, prorated for the portion of the incentive plan year during which Executive was a participant. For purposes of this Agreement, Executive's participation in any annual targeted incentive plan will be considered to have ended on Executive's last day of active employment. Prorated awards, if any, shall not be due and payable by RadiSys to Executive until the date that all awards are paid to other eligible employees after the incentive plan year has ended. Unless the applicable incentive plan provides for a greater payment for a participant whose employment terminates prior to the end of an incentive plan year (in which case the applicable plan payment shall be made), the proration shall be calculated pursuant to this Section 3.3. The payment, if any, that would have been made under Executive's award had Executive been made a participant for the full incentive plan year shall be calculated after the end of the incentive plan year. Such amount shall be divided by the total number of days in the incentive plan year and the result multiplied by the actual number of days during the incentive plan year of Executive's participation in the plan.

           3.4 RadiSys will pay up to Fifteen Thousand and No/100 Dollars ($15,000.00) to Executive or to a third party outplacement firm selected by Executive so that Executive may obtain career counseling assistance to Executive for a period of one (1) year following Executive's termination date if Executive so chooses.

        4. WITHHOLDING; SUBSEQUENT EMPLOYMENT. All payments provided for in Sections 3.1, 3.2, 3.3 and 3.4 of this Agreement are subject to and will be reduced by applicable withholding obligations imposed by federal, state or local laws and regulations. Except as provided in Section 3.1 and its subparts, the amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by RadiSys because of any compensation earned by Executive as the result of employment by another employer after termination.


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

        5. OTHER AGREEMENTS. In the event that severance benefits are payable to Executive under any other agreement with RadiSys in effect at the time of termination (including but not limited to any change of control, "golden parachute" or employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

        6. DEFINITIONS.

           6.1 Termination of Executive's Employment. Termination of Executive's Employment means that RadiSys has terminated Executive's employment with RadiSys (including any subsidiary of RadiSys). If Executive is assigned additional or different titles, tasks or responsibilities from those currently held or assigned, consistent with Executive's areas of professional expertise, whether at RadiSys or any subsidiary of RadiSys, such circumstances shall not constitute a Termination of Executive's Employment.

           6.2 Cause. Termination of Executive's Employment for "Cause" shall mean Termination upon (a) the willful failure by Executive to perform substantially Executive's reasonably assigned duties with RadiSys after written notice outlining the deficiencies and after a demand for substantial performance is delivered to Executive by the Board, Chief Executive Officer or President of RadiSys or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to RadiSys. No act, or failure to act, on Executive's part shall be considered willful unless done or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

           6.3 Disability. Termination of Executive's Employment based on "Disability" shall mean termination without further compensation under this Agreement, due to Executive's absence from Executive's full-time duties with RadiSys for one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within thirty (30) days after notice of termination by RadiSys following such absence Executive shall have returned to the full-time performance of Executive's duties.

           6.4 Death. Executive's employment terminates upon Executive's death without further compensation under this Agreement.

        7. SUCCESSORS; BINDING AGREEMENT.



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           7.1 This Agreement shall be binding on and inure to the benefit of
RadiSys and its successors and assigns.

           7.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

        8. RESIGNATION OF CORPORATE OFFICES. Executive will resign employment and Executive's office, if any, as a director, officer or trustee of RadiSys, its subsidiaries or affiliates, effective as of the date of termination of employment. Executive agrees to provide RadiSys the Resignation that conforms with Exhibit B and that no severance will be paid until after the Resignation is provided.

        9. GOVERNING LAW, ARBITRATION. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. Executive and RadiSys agree that any dispute or controversy arising under or in connection with this Agreement or the breach thereof, shall be settled exclusively by arbitration under the commercial rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. In the event of any arbitration or administrative or civil action to enforce the provisions of this Agreement, each party agrees to bear its own attorney fees and costs at any proceeding, trial and/or on appeal.

        10. AMENDMENT. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and RadiSys.


RADISYS CORPORATION


By: /s/ Ron Dilbeck                            /s/ Julia A. Harper
    --------------------------------           --------------------------------
    Title: CEO                                 Executive



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

                                    EXHIBIT A
                                RELEASE OF CLAIMS


1. PARTIES.

        The parties to Release of Claims (hereinafter "Release") are [NAME] and RADISYS CORPORATION ("RadiSys"), an Oregon corporation, as hereinafter defined.

        1.1 [NAME].

            For the purposes of this Release, "[NAME]" means [NAME'S] attorneys, heirs, executors, administrators, assigns, and spouse.

        1.2 THE COMPANY.

            For purposes of this Release the "Company" means RADISYS CORPORATION, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation's officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2. BACKGROUND AND PURPOSE.

        [NAME] was employed by RadiSys. [NAME'S] employment is ending effective __________. The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims [NAME] may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to [NAME'S] employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to [NAME'S] employment, reemployment, or application for reemployment.

3. RELEASE.

        Except as reserved in paragraph 3.1, [NAME] waives, acquits and forever discharges Company from any and all claims [NAME] may have. Except as reserved in Paragraph 3.1, [NAME] hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ [NAME] by Company, or any other past or future claim (except where expressly prohibited by law) that relates in any way to [NAME'S] employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim [NAME] may have against RadiSys for enforcement of this Release. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the Portland or Oregon statutes dealing with employment, discrimination in employment, wages and hours, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the post-Civil Rights Acts (42 USC Section Section 1981-88), the Americans With Disabilities


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Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963,
Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employment Retirement Income Security Act, the Fair Labor Standards Act, all as amended, any regulations under such authorities, and any applicable constitutional, statutory contract, tort, or common law theories.

        3.1 Reservations of Rights.

            This Release shall not affect any rights, which [NAME] may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, applicable company stock incentive plan(s), indemnifications, or the 401(k) plan maintained by RadiSys.

        3.2 No Admission of Liability.

            It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of [NAME], RadiSys or Company, by whom liability has been and is expressly denied.

4. CONSIDERATION TO [NAME].

        As provided in Section 3 (and its subparts) of the Executive Severance and Bonus Restriction Agreement dated _________________________ ("Agreement"), after receipt of the written resignation of employment and all corporate offices, receipt of this Release, fully endorsed by [NAME] and the expiration of the seven (7) day revocation period provided by the Older Workers Benefit Protection Act without [NAME]'s revocation, and so long as [NAME] continues not to compete against RadiSys, RadiSys shall pay the compensation when due (less proper withholding).

5. NO DISPARAGEMENT.

        [NAME] agrees that henceforth [NAME] will not disparage or make false or adverse statements about Company. RadiSys should report to [NAME] any actions or statements that are attributed to [NAME] that RadiSys believes are disparaging. RadiSys may take actions consistent with breach of this Release should it determine that [NAME] has disparaged or made false or adverse statements about Company. RadiSys agrees to follow the applicable policy(ies) regarding release of employment reference information.


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

6. CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED INFORMATION.

        [NAME] acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, [NAME] acknowledges that, subject to the enforcement limitations of applicable law, RadiSys reserves the right to enforce the terms of [NAME'S] Employee Agreement with RadiSys and any paragraph(s) therein. Should [NAME], [NAME'S] attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information [NAME] learned as an employee of RadiSys, [NAME] shall promptly notify RadiSys of such request by the most expeditious means in order to enable RadiSys to take any reasonable and appropriate action to limit such disclosure.

7. ARBITRATION OF CERTAIN DISPUTES.

        [NAME] and RadiSys agree that should the issue arise of whether either party to this Agreement has failed to satisfy or has breached the terms of this Agreement, excepting a breach of paragraphs 5 or 6, any other dispute shall be submitted to arbitration pursuant to the commercial rules of the American Arbitration Association. In such event, each party shall pay its own costs and attorneys' fees.

8. SCOPE OF RELEASE.

        The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; RadiSys' parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each parties insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Release.

9. OPPORTUNITY FOR ADVICE OF COUNSEL.

        [NAME] acknowledges that [NAME] has been encouraged to seek advice of counsel with respect to this Release and has had the opportunity to do so.

10. ENTIRE RELEASE.

        The Agreement, this Release and the Employee Agreement signed by [NAME] contain the entire agreement and understanding between the parties and supersede and replace all other prior negotiations and proposed agreements, written or oral. [NAME] and RadiSys acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and [NAME] and RadiSys acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.



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

11. SEVERABILITY.

        Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

12. PARTIES MAY ENFORCE RELEASE.

        Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release .

13. COSTS AND ATTORNEY'S FEES.

        The parties each agree to bear their own costs and attorneys' fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Release. In the event of any arbitration or administrative or civil action to enforce the provisions of this Release, each party agrees to bear its own attorney fees and costs at any proceeding, trial and/or on appeal.

14. ACKNOWLEDGEMENTS.

        [NAME] acknowledges that the Release provides severance pay and benefits, which RadiSys would otherwise have no obligation to provide and that [NAME] has been encouraged by RadiSys to seek advice of legal counsel.

        [NAME] acknowledges that RadiSys has provided the following information:
(a) the class or group of employees offered the opportunity to obtain severance benefits similar to those in the Release, (b) the eligibility factors required to obtain severance benefits similar to those in the Release, (c) the time limits required to obtain severance benefits similar to those in the Release,
(d) the job titles and ages of employees eligible or selected for severance benefits similar to those in the Release, and (e) the ages of employees in the same classification either not eligible or not selected.



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

15. REVOCATION.

        As provided by the Older Workers Benefit Protection Act, [NAME] is entitled to have forty-five (45) days to consider this Release. For a period of seven (7) days from execution of this Release, [NAME] may revoke this Release. Upon receipt of [NAME'S] signed Release and the end of the revocation period, payment by RadiSys as described in paragraph 4 above will be forwarded by mail in a timely manner.



                                               Dated: ___________________, 2002


_______________________________
[NAME]


STATE OF OREGON       )
                      ) ss.
County of ____________)


        Personally appeared the above named [NAME] and acknowledged the foregoing instrument to be [NAME'S] voluntary act and deed.


                                               ________________________________
                        Before me:             Notary Public for ______________
                                               My commission expires: _________



RADISYS CORPORATION



By: _____________________________              Dated: _________________________

Its: ____________________________



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                                    EXHIBIT B

                                   RESIGNATION



        Pursuant to the Executive Severance and Bonus Restriction Agreement, Executive resigns as an employee and from all offices Executive holds with RadiSys Corporation and all subsidiaries or affiliates.


                                               Dated: ___________________, 2002


_________________________________
[NAME]



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